Investors & Analysts:
John D. Emerick, Jr.
Marcy K. Oelhafen
Fair Isaac Corporation
(800) 213-5542
investorrelations@fairisaac.com
Fair Isaac Announces Third Quarter 2007 Results
Total revenues of $205.8 million;
Earnings per share of $0.42;
Revolving credit facility doubled to $600 million
MINNEAPOLIS—July 25, 2007—Fair Isaac Corporation (NYSE:FIC), which combines trusted advice, world-class analytics and innovative applications to help businesses make smarter decisions, today announced the financial results for its third quarter ended June 30, 2007.
Third Quarter Fiscal 2007 Results
The company reported third quarter revenues of $205.8 million in fiscal 2007 compared to $207.1 million reported in the prior year period. Net income for the third quarter of fiscal 2007 totaled $23.8 million, or $0.42 per diluted share, compared to $26.0 million, or $0.40 per diluted share, reported in the prior year period.
Third quarter fiscal 2006 results included $4.4 million in revenues from the mortgage product line, which was sold in March 2007. Third quarter fiscal 2006 results also included restructuring costs of $3.4 million after-tax, or $0.05 per diluted share.
Third Quarter Fiscal 2007 Revenues Highlights
Revenues for third quarter fiscal 2007 across each of the company’s four operating segments were as follows:
•	Strategy Machine® Solutions revenues were $113.2 million in the third quarter compared to $114.8 million in the prior year quarter, or a decrease of 1.4%, primarily due to the divestiture of the mortgage product line last quarter and a decline associated with customer management and originations products. The declines were offset by an increase in revenues derived from collections and recovery, consumer and fraud products.

•	Scoring Solutions revenues increased to $47.2 million in the third quarter compared to $43.7 million in the prior year quarter, or by 8.0%, primarily due to an increase in revenues from risk scoring services at the credit reporting agencies and the FICO® Expansion™ score.

•	Professional Services revenues were $35.3 million in the third quarter compared to $36.7 million in the prior year quarter, or a decrease of 4.0%, primarily due to a decline associated with industry consulting, fraud, and collections and recovery implementation services, offset by an increase in revenues derived from customer management and Blaze Advisor™ implementation and consulting services.

•	Analytic Software Tools revenues were $10.1 million in the third quarter compared to $11.9 million in the prior year quarter, or a decrease of 14.8%, due to a decrease in revenues generated from sales of the Blaze Advisor™ and Model Builder products.
“I am encouraged by our progress over the past several months toward building a solid strategic, organizational and operational foundation for renewed and sustainable growth,” said Mark Greene, Chief Executive Officer of Fair Isaac. “Our strategic focus on Enterprise Decision Management, product innovation and international development enable us to advance and expand our relationships with clients and prospects. Further, we continue to strengthen our leadership team with proven executives who are firmly committed to accelerating Fair Isaac’s growth and creating more value for our shareholders.”
Fiscal 2007 Year-to-date Results
The company reported year-to-date revenues of $615.0 million in fiscal 2007 compared to $618.1 million reported in the prior year period. Net income for year-to-date fiscal 2007 totaled $76.4 million, or $1.31 per diluted share, compared to $81.4 million, or $1.23 per diluted share, reported in the prior year period.
Year-to-date fiscal 2006 results included $15.0 million in revenues from the mortgage product line, as compared to $7.7 million in revenues for the year-to-date fiscal 2007 period. Year-to-date fiscal 2006 results also included restructuring costs of $4.4 million after-tax, or $0.07 per diluted share.
Fiscal 2007 Year-to-date Revenues Highlights
Revenues for fiscal 2007 year-to-date across each of the company’s four operating segments were as follows:
•	Strategy Machine® Solutions revenues were $335.6 million compared to $345.7 million in the prior year period, or a decrease of 2.9%, primarily due to a decline associated with originations and insurance bill review products, and the sale of the mortgage product line, offset by an increase in revenues derived from collections and recovery products.

•	Scoring Solutions revenues were $134.5 million compared to $131.7 million in the prior year period, or an increase of 2.1%, primarily due to an increase in revenues derived from risk scoring services at the credit reporting agencies.

•	Professional Services revenues increased to $111.2 million compared to $108.2 million in the prior year period, or by 2.7%, primarily due to an increase in revenues derived from customer management, Blaze Advisor™ implementation services and model development services, offset by a decline associated with collections and recovery implementation services, and industry consulting.

•	Analytic Software Tools revenues increased to $33.7 million compared to $32.5 million in the prior year period, or by 3.8%, due to an increase in revenues generated from sales of the Blaze Advisor™ product.

Bookings Highlights
The bookings for the third quarter were $89.8 million compared to $94.5 million in the same period last year. The company defines “bookings” as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of bookings achieved as one indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company’s revenues.
Balance Sheet and Cash Flow Highlights
Cash and cash equivalents and investments were $270.5 million at June 30, 2007, as compared to $267.8 million at September 30, 2006. Significant changes in cash and cash equivalents from September 30, 2006, include cash provided by operations of $129.2 million, $77.2 million received from the exercise of stock options and stock issued under an employee stock purchase plan, borrowings under the revolving credit facility of $70.0 million, and $13.9 million received on the sale of the mortgage product line. Cash used year-to-date during fiscal 2007 includes $282.4 million to repurchase common stock, $17.3 million related to purchases of property and equipment, and a $10.0 million minority investment in a company that operates in the healthcare market.
Increase in Revolving Credit Facility
The company today announced that it has doubled to $600 million its current revolving credit facility with a syndicate of eleven financial institutions. The company plans to use the proceeds of the revolving credit facility for working capital and general corporate purposes; the proceeds may also be used for refinancing of existing debt, acquisitions and the repurchase of common stock.
Operational Updates
Fair Isaac’s executive leadership team is guiding the company’s efforts to achieve accelerated and sustainable growth through strengthened client relationships, product innovation and focused global expansion. The company’s growth initiatives are designed to advance its leadership in Enterprise Decision Management (EDM), which combines the company’s world-class analytics and innovative applications to help clients automate, improve and connect decisions.
Since the second quarter of fiscal 2007, Fair Isaac has made several organizational and operational enhancements to further focus its sales initiatives, including:
•	Simplification of the company’s sales structure by consolidating nine industry verticals to five;

•	Addition of 37 client support and relationship positions to enhance industry coverage and client service;

•	Successful launch of the company’s first intensive client satisfaction survey, which will influence future client service offerings and product innovation efforts; and

•	Introduction of a comprehensive education program designed to increase the skills of the company’s sales and service teams.
Fair Isaac continues to invest in innovation and product development. The company recently announced the release of FICO®08 as the newest update to the industry-standard FICO® credit score, which has demonstrated an increase in the predictive power of the score by 5% to 15% in industry tests. In addition, since the end of the first quarter, the company has been conducting extensive analysis of its product portfolio and has divested the mortgage product line. The company will continue to evaluate its product portfolio in further support of its EDM strategy.

Fair Isaac also is focused on growth through international expansion of its products and service offerings. The company continues to capitalize on global market opportunities, as demonstrated by its formal entry into China with the opening of a Beijing office and the appointment of a new managing director for that market. Additionally, for the first time, the company will host its InterACT customer conference in both China and Japan in November 2007.
During the last five months, the company has made significant additions to its executive leadership team:
•	Greg Corgan, formerly of IBM and Computer Associates, was named vice president of global sales;

•	Holger Mueller, formerly of Oracle and SAP, was named vice president of product development;

•	Bob Berini, formerly of IBM, was named vice president of alliances and partnerships;

•	Dick Stewart, formerly of SAP, was named vice president of professional services;

•	Mark Scadina, formerly of Liberate and InterTrust, was appointed vice president, general counsel and corporate secretary; and

•	Larry Rosenberger, head of research, has now assumed the full-time role of analytic science fellow; while Fair Isaac product innovation veteran Andrew Jennings has assumed the research leadership role as vice president of research.
Outlook
The company expects revenues for fourth quarter fiscal 2007 to be approximately $200.0 million and earnings per diluted share to be approximately $0.40. The company expects revenues for fiscal 2007 to be approximately $815.0 million and earnings per diluted share to be approximately $1.71.
Company to Host Conference Call
The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its third quarter fiscal 2007 results, and outlook for the remainder of fiscal 2007. The call can be accessed live on the Investor Relations section of the company’s website at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through August 22, 2007.
About Fair Isaac Corporation
Fair Isaac Corporation (NYSE:FIC) combines trusted advice, world-class analytics and innovative applications to help businesses make smarter decisions. Fair Isaac’s solutions and technologies for Enterprise Decision Management turn strategy into action and elevate business performance by giving organizations the power to automate more decisions, improve the quality of their decisions, and connect decisions across their business. Clients in 80 countries work with Fair Isaac to increase customer loyalty and profitability, cut fraud losses, manage credit risk, meet regulatory and competitive demands, and rapidly build market share. Fair Isaac also helps millions of individuals manage their credit health through the www.myFICO.com website. Learn more about Fair Isaac online at www.fairisaac.com.
Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the

Company’s Enterprise Decision Management strategy, its ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other factors that could affect the Company’s business and financial results that are described more fully under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Fair Isaac’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2006, and its quarterly report on Form 10-Q for the period ended March 31, 2007, which are on file with the SEC and available at the SEC’s website at www.sec.gov. All information, including forward-looking statements, set forth in this press release is as of July 25, 2007. Fair Isaac does not intend, and disclaims any obligation to update this information, including the forward-looking statements, to reflect future events or circumstances. Fair Isaac, however, reserves the right to update such information including forward-looking statements or any portion thereof at any time for any reason.
Fair Isaac, FICO, myFICO, FICO 08, Falcon, Blaze Advisor, TRIAD, Strategy Machine, FICO Expansion score, and PreScore are trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries. Other company names contained in this release may be trademarks of their respective owners.
-Financial tables follow-

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Nine Months Ended June 30, 2007 and 2006
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues	$205,782	$207,129	$615,009	$618,076

Operating expenses:
Cost of revenues	73,731	71,497	218,472	211,686
Research and development	17,275	21,370	52,775	65,794
Selling, general and administrative	72,476	66,338	209,139	193,878
Amortization of intangible assets	6,036	6,302	18,778	18,825
Restructuring and acquisition-related	—	5,290	—	6,800
Gain on sale of product line assets	—	—	(1,541)	—

Total operating expenses	169,518	170,797	497,623	496,983

Operating income	36,264	36,332	117,386	121,093
Other income, net	184	2,713	1,221	5,053

Income before income taxes	36,448	39,045	118,607	126,146
Provision for income taxes	12,680	13,042	42,176	44,713

Net income	$23,768	$26,003	$76,431	$81,433

Earnings per share:
Basic	$0.43	$0.41	$1.34	$1.27

Diluted	$0.42	$0.40	$1.31	$1.23

Shares used in computing earnings per share:
Basic	55,776	63,664	56,928	64,303

Diluted	56,896	64,973	58,518	66,003

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2007 and September 30, 2006
(In thousands)
(Unaudited)

	June 30,	September 30,
	2007	2006
ASSETS:
Current assets:
Cash and cash equivalents	$90,242	$75,154
Marketable securities	151,328	152,141
Receivables, net	179,443	165,806
Prepaid expenses and other current assets	22,162	20,209

Total current assets	443,175	413,310

Marketable securities and investments	28,888	40,479
Property and equipment, net	53,510	56,611
Goodwill and intangible assets, net	763,591	786,062
Other noncurrent assets	21,099	24,743

	$1,310,263	$1,321,205

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$55,229	$53,809
Senior convertible notes	400,000	400,000
Revolving credit agreement	70,000	—
Accrued compensation and employee benefits	40,745	34,936
Deferred revenue	40,885	48,284

Total current liabilities	606,859	537,029

Other noncurrent liabilities	13,403	14,148

Total liabilities	620,262	551,177

Stockholders’ equity	690,001	770,028

	$1,310,263	$1,321,205

FAIR ISAAC CORPORATION
REVENUES BY SEGMENT
For the Quarters and Nine Months Ended June 30, 2007 and 2006
(In thousands)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Strategy machine solutions	$113,200	$114,820	$335,585	$345,658
Scoring solutions	47,229	43,745	134,482	131,669
Professional services	35,252	36,714	111,198	108,236
Analytic software tools	10,101	11,850	33,744	32,513

Total revenues	$205,782	$207,129	$615,009	$618,076

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended June 30, 2007 and 2006
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,
	2007	2006
Cash flows from operating activities:
Net income	$76,431	$81,433
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,219	36,529
Changes in operating assets and liabilities, net of disposition	(23,619)	4,081
Other, net	37,190	31,868

Net cash provided by operating activities	129,221	153,911

Cash flows from investing activities:
Purchases of property and equipment	(17,315)	(24,321)
Cash proceeds from disposition of product line assets	13,904	—
Net activity from marketable securities	24,747	(13,565)
Other, net	(10,213)	500

Net cash provided by (used in) investing activities	11,123	(37,386)

Cash flows from financing activities:
Proceeds from revolving line of credit	70,000	—
Proceeds from issuances of common stock	77,245	56,221
Repurchases of common stock	(282,407)	(124,107)
Other, net	8,382	2,221

Net cash used in financing activities	(126,780)	(65,665)

Effect of exchange rate changes on cash	1,524	224

Increase in cash and cash equivalents	15,088	51,084
Cash and cash equivalents, beginning of period	75,154	82,880

Cash and cash equivalents, end of period	$90,242	$133,964